Exhibit 99.1

Stephen Rusckowski Elected to Xerox Board of Directors

NORWALK, Conn., Feb. 19, 2015 – Xerox’s (NYSE: XRX) board of directors today announced that Stephen H. Rusckowski has been elected to the board effective
Feb. 19, 2015.

“Steve has shown impressive leadership at Quest, delivering value in everything he has touched,” said Xerox Chairman and CEO Ursula Burns. “His vision of empowering better health with diagnostic insights and his focus on collaboration within the healthcare industry will be a guide for us as we continue to grow Xerox’s business around the world.”

Rusckowski, 57, is president and chief executive officer of Quest Diagnostics, a position he was named to in 2012. Prior to joining Quest, Rusckowski was CEO of
Philips Healthcare. He joined Philips in 2001 when it acquired the Healthcare Solutions
Group he was leading at Hewlett-Packard/Agilent Technologies.

Rusckowski serves as chairman of the American Clinical Laboratory Association, the
nation’s leading advocacy organization for the clinical laboratory industry. In addition, he serves on the board of Project Hope, a global health education and humanitarian assistance organization.

He earned a bachelor of science degree in mechanical engineering from Worcester
Polytechnic Institute and a master of science degree in management from the
Massachusetts Institute of Technology’s Sloan School of Management.

About Xerox

Xerox is a global business services, technology and document management company helping organizations transform the way they manage their business processes and information. Headquartered in Norwalk, Conn., we have more than 140,000 Xerox employees and do business in more than 180 countries. Together, we provide business process services, printing equipment, hardware and software technology for managing information — from data to documents. Learn more at www.xerox.com.

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Media Contact:

Karen Arena, Xerox, +1-203-849-5521, Karen.Arena@xerox.com

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